                                                                    EXHIBIT 99.1

For Immediate Release                              Contact: Helen Marsteller

              717-845-1098

          GLATFELTER REPORTS FULL YEAR AND FOURTH QUARTER 2003 RESULTS

YORK, PA, FEBRUARY 6, 2004:

FULL YEAR RESULTS

Glatfelter (NYSE: GLT) today reported full year 2003 income from continuing operations of $13.0 million, or $0.30 per diluted share, compared to $37.6 million, or $0.86 per diluted share, in 2002. The 2003 results include an after-tax gain of $20.0 million from the sale of timberlands and after-tax charges of $18.0 million related to the Neenah restructuring initiative, a reserve related to its former Ecusta Division and asset writedowns at the Spring Grove, PA and Gernsbach, Germany facilities. The 2002 results include an after-tax gain of $2.3 million from the settlement of an escrow agreement and after-tax charges of $4.2 million related to a workforce reduction and environmental matters.

Excluding these items for each year, adjusted earnings for 2003 were $11.0 million, or $0.25 per diluted share compared to adjusted earnings of $39.5 million or $0.90 per diluted share in 2002. The decline in earnings was primarily due to lower sales volumes and selling prices in the Company's Printing & Converting Papers business unit and higher costs of products sold, primarily due to lower non-cash pension income, higher raw material prices and increased market related downtime. The weaker U.S. dollar had an estimated favorable impact on net income of approximately $4.2 million in 2003.

2003 SUMMARY

      - Experienced difficult market conditions in its Printing & Converting Papers business unit, resulting in a decline in revenue of $35 million, or 12.3%.

      - Increased unit volumes in Engineered Products by 8.8% and in Long Fiber & Overlay Papers by 8.5%.

      - Achieved 47% of total sales from new products introduced in the last five years.

      - Restructured the Neenah operations to reduce costs and improve flexibility.

      - Completed a $30 million investment in a new, state-of-the-art, inclined wire papermaking machine in Gernsbach, Germany to support growth initiatives in Long-Fiber & Overlay Papers.

      - Strengthened the Company's financial position by completing a $37 million sale of timberlands and revising our dividend policy.


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Glatfelter Reports Full Year and Fourth Quarter 2003 Results



FOURTH QUARTER RESULTS

For the fourth quarter of 2003, the Company reported a loss of $7.7 million, or $0.18 per diluted share. These results include pre-tax charges of $11.4 million for the previously announced restructuring of its Neenah, WI facility and $0.7 million for the write-off of a papermaking machine at the Company's Spring Grove, PA facility. On an after-tax basis, these charges totaled $7.7 million, or $0.18 per diluted share. For the 2002 fourth quarter, the Company earned $5.6 million, or $0.13 per diluted share, including charges of $4.2 million, after-tax, related to the 2002 workforce reduction and for certain environmental matters.

Excluding the items discussed above, adjusted earnings for the fourth quarter of 2003 were break even, compared to adjusted earnings of $9.8 million, or $0.22 per diluted share in the year-earlier quarter. On this basis, the decline in operating results in the quarter-to-quarter comparison was primarily due to lower sales volumes and selling prices in the Printing & Converting Papers business unit and higher costs of products sold, primarily due to lower non-cash pension income and higher raw material prices. In addition, lower volumes and increased market-related downtime had an unfavorable effect on our production costs in North America. The weaker U.S. dollar had an estimated favorable impact on net income of approximately $1.3 million in the fourth quarter of 2003.

In September 2003, the Company announced the strategic decision to reallocate resources and permanently shut down certain equipment and processes at the Neenah, WI facility. These initiatives are designed to improve profitability, enhance operating flexibility and will result in the elimination of approximately 200 jobs. The results of operations in the fourth quarter of 2003 include related pre-tax charges of $11.4 million, of which $5.0 million is reflected in the consolidated income statement as components of cost of products sold and $6.4 million is reflected as "Restructuring charges." Additional charges related to the Neenah restructuring may be recorded in 2004, depending on the resolution of certain contractual matters.

Net sales totaled $131.8 million for the fourth quarter of 2003 compared to $139.6 million for the year-earlier quarter, a decrease of $7.8 million, or 5.6%. The decline was primarily attributable to weaker demand and pricing pressure in the Printing & Converting Papers business unit. Increased unit volumes of approximately 20% in the Engineered Products business unit and the favorable effect of a weaker U.S. dollar on translated results of international operations partially offset Printing & Converting's adverse results.

For the three months ended December 31, 2003 and 2002, costs of products sold totaled $120.7 million and $110.1 million, respectively. As discussed above, the 2003 fourth quarter costs of products sold includes a $5.0 million pre-tax charge for accelerated depreciation on equipment abandoned during the Neenah restructuring and $0.7 million to write-off of a Spring Grove papermaking machine. Excluding these charges, costs of products sold increased $4.9 million in the comparison, notwithstanding lower sales volumes, primarily due to the unfavorable effect of a weaker U.S. dollar; lower non-cash pension income; higher raw material prices; increased market related downtime; and an increase in reserves for workers' compensation claims. Net non-cash pension income reduced costs of products sold in the fourth quarter of 2003 and 2002 by $3.7 million and $6.8 million, respectively, resulting from the overfunded status of the Company's defined benefit pension plans. Gross profit for the fourth quarter of 2003 totaled $11.0 million compared to $29.6 million in the comparable quarter of 2002.

Selling, general and administrative ("SG&A") expenses in the fourth quarter of 2003 totaled $14.9 million compared with $11.6 million in the year-earlier quarter. The increase was primarily due to higher depreciation, the unfavorable effect of a weaker U.S. dollar on translated results of international operations, and lower non-cash pension income. Net non-cash pension income reduced reported SG&A expenses by $0.6 million in the fourth quarter of 2003 and by $1.0 million in the fourth quarter of 2002.


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Glatfelter Reports Fourth Quarter and Full Year 2003 Results



Restructuring charges recorded in the fourth quarter of 2003 totaled $6.4 million (excluding amounts included in costs of products sold as noted above) and primarily consisted of severance and benefit continuation costs and pension and other post-retirement benefit curtailment costs related to the Neenah restructuring. In the fourth quarter of 2002, the Company recorded a $4.2 million charge related to a workforce reduction initiative.

"Our operating results for the fourth quarter of 2003 reflect the imbalance between the supply and demand in our industry, particularly in the Printing & Converting Papers business unit," said George H. Glatfelter II, Chairman and Chief Executive Officer. "This unit, which represented approximately 46% of our revenue, has been challenged by significantly lower demand and adverse pricing pressures." Mr. Glatfelter added, "We are clearly not satisfied with our financial results and we are committed to make the additional changes necessary to significantly improve our business. These changes include:

      - Improving our product and service offerings to better align with the changing needs of our customers.

      - Aggressively reducing costs of our production facilities and supply chain.

      - Aligning our Engineered Products and Printing & Converting Papers business units under common leadership to drive North American operating efficiencies.

      - Executing the growth strategy of our Long-Fiber & Overlay Papers business unit effectively.

      - Reducing 2004 capital expenditures to approximately half of depreciation expense.

We expect to generate significant cost reductions and profit improvements from these efforts, which will be quantified and communicated by the end of the first quarter of 2004."

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.


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Glatfelter Reports Fourth Quarter and Full Year 2003 Results



Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, execution of our growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, global political, economic, business, competitive, market and regulatory factors. More information about those factors is contained in Glatfelter's filings with the U.S. Securities and Exchange Commission. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available herein.

As previously announced, Glatfelter will hold a conference call today at 11:00 Eastern to discuss its fourth quarter and full year results. Interested persons who wish to hear the conference call webcast live should go to the web site a sufficient amount of time before the starting time to register and download and install any necessary audio software.

You may also participate by calling (973) 935-8506 today at 10:55 a.m. EST. A taped replay of the conference call will be available within two hours of the conclusion of the call until February 13, 2004. The number to call for the taped replay is (877) 519-4471 and the conference PIN is 4410973. The replay of the conference call also will be available on our website for at least one month following the call.


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                                   GLATFELTER

                               YORK, PENNSYLVANIA

                  SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

                                                                       THREE MONTHS ENDED                YEAR ENDED
                                                                           DECEMBER 31                   DECEMBER 31
In thousands, except per share data                                    2003           2002           2003           2002
                                                                    ----------     ----------     ----------     ----------
Net sales                                                           $  129,383     $  137,261     $  533,193     $  540,347
Energy sales - net                                                       2,373          2,380         10,040          9,814
                                                                    ----------     ----------     ----------     ----------
     Total revenues                                                    131,756        139,641        543,233        550,161
Cost of products sold                                                  120,743        110,070        463,687        423,880
                                                                    ----------     ----------     ----------     ----------
     Gross profit                                                       11,013         29,571         79,546        126,281
Operating expenses
     Selling, general and administrative expenses                       14,850         11,627         59,146         53,699
     Restructuring charges                                               6,381          4,249          6,983          4,249
     Unusual items                                                          --          1,500         11,501         (2,008)
     Losses (gains) on disposition of plant, equipment and
         timberlands, net                                               (1,190)           671        (32,334)        (1,304)
                                                                    ----------     ----------     ----------     ----------
        Total operating expenses                                        20,041         18,047         45,296         54,636
                                                                    ----------     ----------     ----------     ----------
          Operating income (loss)                                       (9,028)        11,524         34,250         71,645
Other nonoperating income (expense)
     Interest expense on debt                                           (3,541)        (3,873)       (14,269)       (15,103)
     Interest income on investments and other - net                        569            353          1,820          1,571
     Other - net                                                          (146)           978         (1,385)         1,016
                                                                    ----------     ----------     ----------     ----------
        Total other income (expense)                                    (3,118)        (2,542)       (13,834)       (12,516)
                                                                    ----------     ----------     ----------     ----------
          Income (loss) from continuing operations before income
               taxes                                                   (12,146)         8,982         20,416         59,129
             Income tax provision (benefit)                             (4,426)         3,393          7,430         21,492
                                                                    ----------     ----------     ----------     ----------
                  Income (loss) from continuing operations          $   (7,720)    $    5,589     $   12,986     $   37,637
          Discontinued operations
             Income (loss) from discontinued operations                     --             (7)          (513)           (64)
             Income tax benefit                                             --             (2)          (188)           (22)
                                                                    ----------     ----------     ----------     ----------
                  Loss from discontinued operations                         --             (5)          (325)           (42)
                                                                    ----------     ----------     ----------     ----------
         Net income (loss)                                          $   (7,720)    $    5,584     $   12,661     $   37,595
                                                                    ==========     ==========     ==========     ==========

EARNINGS (LOSS) PER SHARE
BASIC
   Income (loss) from continuing operations                         $    (0.18)    $     0.13     $     0.30     $     0.87
   Net loss from discontinued operations                                    --             --          (0.01)            --
                                                                    ----------     ----------     ----------     ----------
     Net income (loss)                                              $    (0.18)    $     0.13     $     0.29     $     0.87
                                                                    ==========     ==========     ==========     ==========

DILUTED
   Income from continuing operations                                $    (0.18)    $     0.13     $     0.30     $     0.86
   Net loss from discontinued operations                                    --             --          (0.01)            --
                                                                    ----------     ----------     ----------     ----------
     Net income (loss)                                              $    (0.18)    $     0.13     $     0.29     $     0.86
                                                                    ==========     ==========     ==========     ==========

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This press release of results of operations includes a discussion of earnings before the effect of certain charges. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company's Board of Directors to measure operating performance.

                                                                                THREE MONTHS ENDED DECEMBER 31
                                                                                 2003                     2002
                                                                         -----------------         ----------------
         In thousands, except per share data                             INCOME        EPS         INCOME       EPS
         -----------------------------------                             ------        ---         ------       ---
Income (loss) from continuing operations                                $ (7,720)    $  (0.18)    $  5,589    $   0.13
    Restructuring related charges                                          7,258         0.17        2,719        0.06
    Asset writedowns                                                         433         0.01           --          --
    Unusual items                                                             --           --        1,500        0.03
                                                                        --------     --------     --------    --------
       Adjusted income (loss)                                           $    (29)    $   0.00     $  9,808    $   0.22
                                                                        ========     ========     ========    ========

                                                                                    YEAR ENDED DECEMBER 31
                                                                                 2003                      2002
                                                                         -----------------         ----------------
         In thousands, except per share data                             INCOME        EPS         INCOME        EPS
         -----------------------------------                             ------        ---         ------        ---
Income (loss) from continuing operations                                $ 12,986     $   0.30     $ 37,637     $   0.86
    Gain on sale of timberlands                                          (19,965)       (0.46)          --           --
    Restructuring related charges                                          8,582         0.20        2,719         0.06
    Ecusta related reserves                                                7,315         0.17        1,500         0.03
    Asset writedowns                                                       2,124         0.05           --           --
    Escrow settlement                                                         --           --       (2,315)       (0.05)
                                                                        --------     --------     --------     --------
       Adjusted income                                                  $ 11,042     $   0.25     $ 39,541     $   0.90
                                                                        ========     ========     ========     ========


The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.